Exhibit 99.1

NUZEE, INC. Establishes Offices in Multiple Regions around the World to Expand its Global Business

Beijing, China, October 17, 2024——NUZEE, INC., (“NUZEE” or the “Company”) (NASDAQ：NUZE) a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that the Company has moved its U.S. operations from California to Florida, and in order to develop its global business, the Company has established offices in Singapore, Hong Kong, Mainland China and other regions.

The Company also announced that Mr. Randy Weaver, the Company’s former Co-Chief Executive Officer, has departed from the Company effective August 30, 2024. Ms. Jianshuang Wang, the Chairwoman of the Board of Directors and the Chief Executive Officer of Company, will continue to serve as the Company’s Chief Executive Officer, having assumed full responsibilities for the role.

Ms. Jiangshang Wang, the Chairman of the Board of Directors and the Chief Executive Officer of NUZEE, commented：”As the new CEO of the Company, I will propose a long-term strategic approach that is more suitable for the development of Nuzee, to meet the constantly changing market demands. I hope that with the development of the Company’s global business, the Company may improve its performance and create greater value for its shareholders.”

About NUZEE, INC.

NUZEE, INC. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with technological applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional brand and marketing management system, which can quickly help partnering enterprises achieve the connection, management, and operation of marketing channels domestically and globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.nuzee.vip

ir@ccmg.tech